Exhibit 10.1

CONFIDENTIAL

LOCALIZATION SERVICES, LICENSING AND CONTENT PROGRAMMING AGREEMENT

THIS LOCALIZATION SERVICES, LICENSING AND CONTENT PROGRAMMING AGREEMENT (the “Agreement”) is made and entered into as of September 2, 2004 (the “Effective Date”), by and between America Online, Inc., a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166 (hereinafter referred to as “AOL”), and America Online Latin America, Inc., a Delaware corporation, with its principal offices at 6600 N. Andrews Avenue, Suite 400, Ft. Lauderdale, Florida 33309 (hereinafter referred to as “AOLA”) (each a “Party” and collectively the “Parties”). All capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A attached hereto.

WHEREAS, the Parties have previously entered into the AOL License Agreement dated as of August 7, 2000 (the “License Agreement”), pursuant to which AOL licenses to AOLA certain Licensed Products (as defined in the License Agreement) upon the terms and conditions set forth in the License Agreement; and

WHEREAS, AOL acknowledges and agrees that the Content programming services provided by AOLA in the third and fourth quarters of 2003 are satisfactory, and the Parties have agreed that AOLA shall continue to provide localization, translation and content programming services for the AOL Latino service, as more specifically set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, AOL and AOLA hereby agree as follows:

1.	Localization Engineering and Services. As more specifically set forth below, AOL shall offer to AOLA the opportunity to participate in certain Product Programs. If AOLA elects to participate in such Product Programs, as consideration for AOL providing Localization Engineering, AOLA shall provide Localization Services, as defined in Section 1(b) below) to AOL in connection with such Product Programs. If AOLA elects not to participate in such Product Programs, AOL may elect to engage AOLA for Localization Services.

a.	AOLA Products: Localization Engineering. AOL shall provide AOLA with prompt notice (the “IRB Notice”) of any decision by AOL’s senior executive investment/project review board (i.e., the Internal Review Board or equivalent organization) to approve a Product Program, and whether such Product Program is approved to be offered internationally (an “IRB Decision”). In the event that such Product Program is approved to be offered internationally pursuant to the License Agreement, within three (3) business days after AOLA’s receipt of such IRB Notice, AOLA shall notify AOL in writing of its decision whether to participate in such Product Program for the development of associated AOLA Products (the “Decision”). All Products provided by AOL hereunder shall be considered “Licensed Products” as defined by the License Agreement and the Parties shall have such rights and obligations for such Products as set forth in the License Agreement for Licensed Products.

i.	Opt-In Decision. If AOLA selects an offered Product Program as an AOLA Product, the Parties shall mutually agree upon a timetable under which AOL shall provide AOLA with the final executable code for such AOLA Product(s). Prior to delivery to AOLA of such final executable code, AOL shall perform Localization Engineering on such AOLA Product(s) at no additional cost to AOLA. The specific Product requirements for each Product Program shall be described in a PRD. AOLA shall be responsible for all In-Country Quality Assurance and local country beta testing functions for all AOLA Products.

ii.	Opt-Out Decision. If AOLA elects not to participate in such Product Program for the development of associated AOLA Products, AOL may elect to engage AOLA to provide the Localization for the corresponding Latino Products at the price of AOLA’s hourly cost of resources, based on time and materials, plus a ten percent (10%) management fee, at a total cost no less favorable than AOLA charges any third party (such costs and fees, the “Localization Costs”) to perform such Localization Services. AOLA shall deliver a proposal to AOL for performing the Localization Services, including all Localization Costs, timetables, and specific deliverables for such Localization Services, within two (2) weeks after the Decision. If AOL agrees to engage AOLA for such Localization Services, the Parties shall execute a Statement of Work based on AOLA’s proposal, which shall be considered a Schedule to this Agreement setting forth the agreed upon Localization Costs, timetables, specific deliverables and acceptance criteria. Any Deliverables (as defined in Section 3(a) below) provided under any such Statement of Work shall be considered Work as defined under this Agreement and its Schedules going forward.

iii.	Product Programs Not Available for International. If any Product Program is not approved to be offered internationally pursuant to the License Agreement, AOL may elect to engage AOLA to provide the Localization for the corresponding Latino Products at the price of the Localization Costs (as defined in Section 1(a)(ii) above) to perform such Localization Services. AOLA shall deliver a proposal to AOL for performing the Localization Services, including all Localization Costs, timetables, and specific deliverables for such Localization Services, within two (2) weeks after the IRB Decision. If AOL agrees to engage AOLA for such Localization Services, the Parties shall execute a Statement of Work based on AOLA’s proposal, which shall be considered a Schedule to this Agreement setting forth the agreed upon Localization Costs, timetables, specific deliverables and acceptance criteria. Any Deliverables (as defined in Section 3(a) below) provided under any such Statement of Work shall be considered Work as defined under this Agreement and its Schedules going forward.

b.	AOLA Products: Localization Services. Subject to AOLA’s Decision as set forth in Section 1(a) above, AOLA shall provide the following services (the “Localization Services”):

i.	AOLA shall Localize all Latino Products using (a) AOL’s then-standard Tools, such as JV Web and CVS, to change forms, translate areas, commit changes and install forms and (b) HTML, Flash and any other required media development (such as Companion and Installer) pursuant to AOL Studio’s requirements, if any. AOLA shall (i) perform all required translations reasonably in accordance with localization and translation guidelines, attached hereto as Exhibit A-2 (the “Localization Guidelines”), including integration of the translations into the appropriate forms and online areas and modification of forms to fit terms and language and (ii) create the forms and artwork necessary for the Localization work and then publish those forms and assets appropriately. AOL will work together with AOLA in good faith to define a list and glossary of all Spanish Key Terms for use in AOLA’s translation efforts, however in the event of a dispute, AOL will have sole discretion over the Key Terms for the AOL Latino Service.

ii.	AOLA shall provide In Country Quality Assurance for the Latino Products in accordance with the timetable(s) in the applicable PRD(s).

iii.	The Parties shall enter into a Statement of Work for each of the Latino Products for which AOLA shall provide Localization Services, which shall be considered a Schedule to this Agreement setting forth the agreed upon Localization Costs (as defined in Section 1(a)(ii) above), timetables, specific deliverables and acceptance criteria. Any Deliverables (as defined in Section 3(a) below) provided under any such Statement of Work shall be considered Work as defined under this Agreement and its Schedules going forward.

2.	Content License. Each Party shall license Spanish-language Content to the other Party as more specifically set forth on Exhibit C attached hereto.

3. Additional Services and Requirements.

a.	Services. AOLA agrees to provide to AOL such services, including Localization services, as the Parties may mutually agree (collectively, the “Services”), as they are described in any Statement of Work attached hereto as a Schedule, including but not limited to providing to AOL the deliverables and documentation specified therein (collectively, “Deliverables”). All Services shall be provided in accordance with the provisions of this Agreement and any Schedule hereto. Any Deliverables provided under any such Statement of Work shall be considered Work as defined under this Agreement and its Schedules going forward.

b.	Performance of Services. Except as otherwise agreed to by the Parties in writing, in this Agreement or any Schedule hereto, AOLA shall furnish all equipment and materials used to perform the Services, including but not limited to telephone lines, personal computers and modems; provided that AOL shall reimburse AOLA up to fifteen thousand dollars ($15,000) for the purchase of specialized hardware and software (including applicable Tools (defined in Section 5(e) below)) required by AOL for performance of the Services, such request for reimbursement to be submitted by AOLA pursuant to Section 6(b) below.

c.	Compliance with Applicable Law and Rules. AOLA shall comply with all applicable local, state and federal laws and AOL’s then-current Terms of Service and Privacy Policy in performing the Services. AOLA shall observe the working hours, working rules and polices of AOL while working on AOL’s premises.

d.	AOL Deliverables. To the extent AOL has the right to do so, AOL agrees to provide to AOLA those AOL and third party services and materials not already provided to AOLA pursuant to the License Agreement that are necessary to enable AOLA to perform the Services, including but not limited to those services, materials, content licenses (and access) and Tools (as hereinafter defined) as specified on any Schedule hereto.

4. AOLA Personnel

a.	Independent Contractor; No Agency. AOLA is and shall remain an independent contractor of AOL. AOLA is not and shall not be deemed for any purpose to be an employee of AOL. AOL shall not be responsible to AOLA or any governing body for any payroll-related taxes related to the performance of the Services, including but not limited to, withholding or other taxes related to federal or state income tax, social security benefits or unemployment compensation. AOLA further represents and warrants that AOLA qualifies as an independent contractor under the provisions of the Internal Revenue Code and its common law rules and, as such, AOLA is filing all required forms and necessary payments appropriate to AOLA’s tax status. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability on behalf of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an employment relationship, an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

b.	AOLA’s Employees and Assistants. AOLA shall provide all Services through employees of AOLA or its subsidiaries unless AOL agrees in writing (which may include email) in advance that certain Services may be provided through subcontractors, independent contractors, consultants, volunteer assistants or other persons or entities (collectively, “Assistants”), which agreement shall not be unreasonably withheld or delayed. AOL has no relationship with or to such Assistants and such Assistants are not employees, agents, consultants, representatives, assistants, subcontractors or independent contractors of AOL. AOLA shall be fully and solely responsible for the supervision and payment of such Assistants and for all work performed by such Assistants.

5. Product and Project Management

a.	AOLA Project Managers. AOLA shall appoint a qualified member of its staff to act as project manager in connection with AOLA’s provision of the Localization Services and for AOLA Products and another in connection with the content programming services (the “AOLA Project Managers”), each of whom duties shall act as a liaison between AOL and AOLA and to provide overall oversight and management of the applicable Services. With respect to Localization Services, AOLA shall have primary responsibility for managing daily communication, deliverables and resources for subprojects and subproducts within each Product (e.g., AIM, Love@AOL, Mail, Groups, Radio@AOL, AOL Communicator, AOL Companion, etc.), and for managing the relationship with the Localization teams in Dublin, Ireland, providing project management, translation, quality assurance, design and technology development services.

b.	AOL Project Manager. AOL shall designate a project manager for the Localization Services (the “AOL Project Manager”), who shall act as a liaison between AOL and AOLA in connection with the Localization Services.

c.	Latino Products: Product and Project Management. AOL shall have sole responsibility for creating the PRDs for the Latino Products; provided that AOL shall consult with AOLA during the requirements definition process to ensure that both Parties are working toward minimizing the differences between requirements for Latino Products and requirements for AOLA Products and the related costs of adapting Latino Products for AOLA. For all Latino Products, the AOL Latino staff shall remain the main point of contact for product management and product marketing teams in Dulles. AOL shall continue to have overall project management responsibility for the Latino Products, including maintaining ownership of and directing all development initiatives in connection therewith.

d.	Management Review. The Parties shall have a quarterly discussion among senior management to address the progress of the relationship and any outstanding issues. Pursuant to Section 9.7 below, the Parties shall use good faith efforts to resolve any outstanding issues through this forum prior to further escalation, mediation, arbitration or other legal action.

e.	Software Tools. The Parties shall mutually agree, which, if any, of AOL’s proprietary software tools, including without limitation Rainman, Catalyst, Robohelp and Shark Lite and any other necessary tools (e.g., Telescope) for localizing technology and/or for producing and maintaining the content, clients and products for the AOL Latino Service (each a “Tool”), shall be made available to AOLA in order for AOLA to perform its duties hereunder pursuant to the terms and conditions of the License Agreement; provided, however, that AOLA must have appropriately trained personnel if required by the third party licensor for use of any such Tool and further provided that AOL has the rights to provide to AOLA for each such Tool. Notwithstanding the foregoing, AOL will provide AOLA with those Tools for which AOL has the applicable rights, and any applicable training (and necessary travel), for AOLA’s use in performing its duties hereunder and the term of the license for such Tools shall be the term of the applicable Schedule or the development requirements under the applicable PRD(s). AOL shall provide such Tools to AOLA as soon as reasonably practicable and AOLA shall have no obligation to provide Services for which such Tools are required until AOL has delivered such Tools and provided necessary training.

6. Fees and Expenses; Taxes.

a.	Services Fees. In consideration of the Services performed hereunder, AOL shall pay AOLA the fees set forth in any applicable Schedule (the “Services Fees”). Such fees shall be payable according to the timeline and milestones set forth in such Schedule(s). Except as set forth in Section 7(b) below, the Services Fees and AOL’s provision of Localization Engineering shall be AOLA’s complete compensation for providing the Services.

b.	Expenses. AOLA shall not be entitled to reimbursement of expenses except as specifically set forth on any applicable Schedule or as set forth in this Section 6(b). AOL shall reimburse AOLA for expenses relating to travel (including transportation, hotel and meals) by AOLA employees, such travel to be requested and approved in advance by AOL. All such travel shall be limited to ten (10) days in the aggregate per person per calendar quarter, unless otherwise agreed in writing by AOLA. AOLA will submit any expenses to be invoiced, together with the applicable documentation, to the AOL Project Manager for approval prior to actual invoicing. AOLA shall invoice AOL on a monthly basis for expenses incurred as approved. Such expenses shall be limited to reasonable out-of-pocket expenses necessarily and actually incurred by AOLA in the performance of its services hereunder, provided that (i) the expenses have been detailed on a form acceptable to AOL and submitted to the appropriate AOL Project Manager for review and approval; and (ii) if requested by AOL, AOLA submits supporting documentation in addition to the approved expense form. Any travel expenses shall comply with AOL’s travel policy, a copy of which has been provided to AOLA, and AOL may, at AOL’s sole discretion, require AOLA to make travel arrangements through an AOL-approved travel agency.

c.	Taxes. AOLA shall be responsible for determining the applicability of any sales, use, excise, or similar transactional taxes that may be applicable to the performance of the Services, if any. AOLA shall clearly and separately state any applicable taxes on AOLA’s invoice to AOL for corresponding Services. AOL shall pay applicable taxes, if any, on the invoice or, in lieu of the payment of any such taxes, AOL may provide AOLA with a certificate acceptable to the taxing authorities exempting AOL from payment of these taxes. AOL shall not be liable for taxes based on AOLA’s net income, items of tax preference, net worth, capital stock, franchise, property or conduct of business, or similarly-based taxes. AOLA shall pay all taxes collected from AOL to the appropriate taxing authority. AOLA, and not AOL, shall be obligated to pay any applicable taxes not so invoiced to AOL for corresponding Services, including without limitation, any and all interest, penalties and attorneys’ fees. AOL will not be responsible to AOLA or any governing body for any payroll-related taxes including but not limited to, withholding or other taxes related to federal or state income tax, social security benefits, or unemployment compensation. AOLA shall bear any and all costs, and shall indemnify AOL pursuant to section (iv) of Exhibit B, including, without limitation, penalties, interest and attorneys’ fees. AOL shall be entitled to contest, pursuant to applicable law and at its own expense, any taxes it is ultimately obligated to pay, and AOLA shall reasonably cooperate with any such contest.

7. Acceptance of Services; Change Requests.

a.	Acceptance of Services. All Services, Deliverables and Work delivered by AOLA pursuant to the Agreement and any Schedule shall be subject to acceptance by AOL as set forth in such Schedule, which acceptance shall not be unreasonably withheld or delayed. Except for bug fixes and normal maintenance modifications, once a Deliverable has been accepted by AOL pursuant to the provisions of an applicable Schedule, additional features and modifications to such Deliverable requested by AOL shall be subject to the provisions of Section 7(b) below.

b.	Change Requests. AOL may from time to time request modifications to the specifications for the Deliverables (defined in Section 3(a) above), alternative deliverables or additional deliverables by providing notice to AOLA and indicating the nature of the change request. AOLA agrees to cooperate with AOL to make reasonable changes to such specifications or provide alternative or additional deliverables, provided, however, that if (i) any such changes or alternative or additional deliverables require AOLA to invest additional resources (including personnel resources) or costs beyond what is contemplated by the then-current specifications, or will result in additional costs to AOLA, (ii) AOLA has opted out of a Product Program, and (iii) AOLA has obtained prior written approval from AOL (which may include email), then AOL will pay AOLA for its services in effecting such change request. If any AOL change request will impact a milestone or delivery schedule previously agreed upon by the parties, AOLA shall notify AOL and the parties shall make reasonable and appropriate adjustments to such milestone or delivery schedules.

c.	Dependencies. In the event that AOLA’s performance of any Services contemplated hereunder is delayed by the failure of AOL to perform any duty or obligation set forth under this Agreement or to meet any milestone upon which AOLA is dependent or which is a prerequisite to AOLA performing any Services (an “AOL Delay”), then AOLA must notify AOL as soon as possible and may adjust any applicable delivery date to reasonably take into account the time of such AOL Delay.

8. Term and Termination

a.	Term. Unless earlier terminated as set forth in this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect through and including June 1, 2006; provided that AOL shall be obligated to provide Localization Engineering, and AOLA shall be obligated to provide Localization Services, only until December 31, 2005; and further provided that for any Localization Engineering in process by AOL for an AOLA Product, or for any Localization Services in process by AOLA for a Latino Product, scheduled (as of December 31, 2005 or any earlier date of termination of this Agreement) by senior executive investment/project review board (i.e., the Internal Review Board or equivalent organization) to have been released as a “Gold Master” version prior to the termination of this Agreement, the applicable Party shall perform all necessary Localization Engineering or Localization Services until such AOLA Product or Latino Product is released by AOL or AOLA as a “Gold Master” version.

b.	Termination For Breach. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party which remains uncured after thirty (30) days’ written notice thereof (or such shorter period as may be agreed to by the Parties in any applicable Schedule). Notwithstanding the foregoing, the obligations of the Parties to provide Localization Engineering and/or Localization Services, as applicable, shall survive to their natural conclusion (i.e. until the applicable Product is released to the public) a termination under this Section 8(b) for any reason other than a breach of such Localization Engineering and/or Localization Services.

c.	Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

d.	Other Termination. AOL shall have a right to terminate this Agreement upon thirty (30) days’ prior written notice to AOLA in the event that (i) AOL is no longer a shareholder of AOLA pursuant to the Stockholder Agreement, (ii) neither Time Warner Inc. nor AOL is a holder of any of AOLA’s debt or similar instrument; (iii) AOL elects, in its sole discretion, to cease producing or offering the AOL Latino Service; or (iv) AOL, AOLA or both Parties sell, transfer, or otherwise dispose of the majority of rights to own, operate or manage the AOL® branded PC access service in Mexico. The Parties further acknowledge that a change in ownership or control of one or more of the services currently owned, operated or managed by AOLA may change access by such service(s) to Products, Tools and/or Content provided to AOLA under this Agreement.

e. Effect of Termination.

i.	Payment Upon Termination. If either Party terminates the Agreement, AOL agrees to pay AOLA for any reimbursable expenses, if any (pursuant to the applicable Statement of Work), incurred by AOLA hereunder with AOL’s approval up to the effective date of termination. Unless otherwise stated in an applicable Schedule, in the event AOL terminates this Agreement or any Schedule under Section 8(d)(i) above, prior to completion of all Deliverables, (x) AOLA shall be compensated a pro-rata share of the Services Fees due to AOLA under this Agreement and any applicable Schedule(s), and (y) if applicable, AOL shall pay AOLA for all milestones (as set forth in any applicable Schedule) completed and accepted by AOL and a pro-rata share of the milestone AOLA is working to complete at the time the Agreement is terminated. Undisputed amounts owed to AOLA and invoiced to AOL upon termination shall be paid by AOL promptly, and in any event no later than thirty (30) days after the effective date of termination.

ii.	Wind-Down Period. Upon the expiration or earlier termination of this Agreement, the Parties shall cooperate in any transition (including the Wind-Down Period defined below) to ensure that users of the AOL Latino Service do not experience any interruption in service. Upon the expiration or earlier termination of this Agreement, the Parties shall have ninety (90) days during which to make a transition of any Services hereunder from AOLA to another provider (the “Wind-Down Period”). During the Wind-Down Period, AOLA shall continue to provide all Services. AOL shall pay all sums accrued and owed to AOLA but unpaid during the Term and the Wind-Down Period to AOLA within thirty (30) days after the end of the Wind-Down Period. All terms and conditions of this Agreement that are reasonably necessary for the Parties to fulfill their obligations and exercise their rights during the Wind-Down Period shall survive during the Wind-Down Period.

f.	AOL Rights Upon Termination. Termination under this Agreement shall not affect AOL’s rights in and to all Work (as defined in Exhibit B) created by AOLA pursuant to this Agreement prior to such termination. If this Agreement is terminated by reason of an uncured material breach by AOLA, then AOLA shall refund to AOL a pro-rated portion of the Services Fees – based on the Work that was accepted by AOL prior to the effective date of the termination – promptly, and in any event no later than thirty (30) days after the effective date of termination. In the event that Services are provided on a fixed fee basis, “pro-rated” shall be determined based on the number of days during which Services are provided to AOL prior to the effective date of termination.

9.	Terms and Conditions. The terms and conditions set forth on Exhibit B attached hereto are hereby made a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.	AMERICA ONLINE LATIN AMERICA, INC.

By: /s/ David Wellisch	By: /s/ Travis Good

Print Name: David Wellisch	Print Name: Travis Good

Title: Vice President, GM—AOL Latino	Title: Vice President—Technology and Operations

EXHIBIT A
DEFINITIONS

1.1. “AOL Affiliate” means an entity that is controlled by AOL, including any entity in which AOL owns at least a 19% equity interest.

2.	“AOL Latino Service” shall mean AOL’s multi-topic Spanish-language Content and services interactive area for the U.S. Hispanic audience currently available at Keyword: Latino on the AOL Service.

3.	“AOL Products” shall mean the various client-based and host-based features that AOL in its sole discretion determines will be rolled out to an international audience, to the extent AOL has the right to do so under any and all third-party licenses. Back office system features/products which are not visible to AOL Members shall not be considered “AOL Products” under the Agreement.

4. “AOL Service” shall mean the America Online® brand proprietary service.

5.	“AOL Network” shall mean (a) the AOL Service and (b) any other product, service or property owned, operated, distributed or authorized to be distributed by or through AOL or any AOL Affiliate (other than AOLA and its wholly owned direct or indirect subsidiaries) worldwide. Without limiting the foregoing, a service operated by AOL under a third party brand is an AOL Network service, excluding AOLA and its wholly owned direct or indirect subsidiaries.

6.	“AOLA Network” shall mean the web-based and client-based Internet access services and interactive sites offered, or which may be offered, by AOLA or its affiliates in Brazil, Mexico, Argentina, and Puerto Rico and in any other countries in the AOLA Territory, specifically excluding the AOL Service and the AOL Latino Service, but including any other product, service or property owned, operated, distributed or authorized to be distributed by or through AOLA or any of its affiliates.

7.	“AOLA Products” shall mean a Spanish-language Localized version of the AOL Products, to the extent AOL has the license rights to provide such to AOLA, with the additional features requested by AOLA as outlined in the applicable PRD(s).

8. “AOLA Territory” shall have the same meaning as “Territory” in the License Agreement.

9.	“Content” shall mean text, images, video, audio (including, without limitation, music used in time relation with text, images, or video), and other data, products, services, advertisements, promotions, URLs, keywords and other navigational elements, links, and pointers, as well as any media or work product that AOLA produces for AOL.

10.	“Error” shall mean bugs or deviations from the AOL Studio style guide or other specifications that cause either (1) return of any Deliverables to AOLA for correction or (2) rework by AOL to ensure usability.

11.	“In Country Quality Assurance” shall mean the specific services set forth on Exhibit A-1 attached hereto.

12.	“Key Terms” shall mean unique descriptions, abbreviations and product names associated with the Products.

13.	“Keywords” shall mean AOL Keyword online search terms, such as those used in the AOL Service, which are shortcuts to online areas.

14.	“Latino Products” shall mean all the AOL Products and any other products that AOLA Localizes for the AOL Latino Service during the term of the Agreement.

15.	“Localize” or “Localization” shall mean (1) translation of English text strings, art files and other resources that may require adaptation for Products into Spanish and (2) fixing of bugs that arise from such translation.

16.	“Localization Engineering” shall mean (1) engineering Localized strings into the AOLA Products and Latino Products and producing Localized builds, (2) quality assurance “smoke testing” and (3) quality assurance bug management, which includes sending product and localization bugs, receiving associated bug fixes and integrating such fixes back into the Products.

17. “PRD” shall mean a product requirement document for any Product or Product Program.

18. “Product” shall mean any of the AOL Products, AOLA Products, or Latino Products.

19.	“Product Program” shall mean a set of new AOL Products grouped for parallel development and simultaneous launch.

Exhibit A-1
In Country Quality Assurance

•	Functionally test the product and features and log all bugs in BLT (AOL’s bug tracking system) – ensure that all new features as per PRD and Feature Matrix have been thoroughly tested and cleared for release to Beta and ultimately GM. Functional testing shall have particular focus on international-specific features and ensuring that the localization process has not adversely affected the core functionality.

•	Ensure that product functionality is consistent with US product and PRD and DRD, and that only differences are to account for country specific differences in requirements.

- - - - - - - - - -	Ensure reasonable adherence to global AOL studio UI standards.
Record Test Results for future reference and deliver to AOL within three (3) business days, if so requested.
Retest Resolved & Passed Bugs in a timely manner and update BLT with latest findings.
Update Pending Info Bugs with additional information requests.
Scrub bugs daily or on as needed basis.
Notify AOL that builds are ready (“clear”) for Beta and GM release.
Within one (1) business day, pass on known issues to Member Services for each beta release.
Investigate beta reports and log bugs where appropriate – i.e., reproducible bug or many beta reports.
Escalate beta reports of problems to AOL product team within same day as discovery of problems.
Look for failcases for elevations or spikes in performance stats found during beta.

•	In-country QA Lead should ensure that QA testers are following then-current defined processes in terms of testing, bug logging, test tracking, etc.

Exhibit A-2
In Country Localization engineering

•	Acquire access to translation tools such as JVWeb and Catalyst to allow for translation of features.

•	Ensure that appropriate up front in country training is carried out on new feature technologies in advance of localization commencement particularly where the features use new technologies such as Flash and XML that could have an impact on the translation schedule.

•	Ensure that all translations are appropriate for the U.S. Hispanic market, including: (i) translating localizable client features and components of the product based on comparison reports received between the previous U.S. build and the U.S. build currently being developed; and (ii) translating all host based features that are agreed to be localized as part of the Product and ensure that these localizations coincide with testing schedule for these features.

•	Schedule the translation work for each feature and publish the deliverable dates to the AOL program team for these translated features to the program.

•	Ensure that product owners for all localizable features, particularly host products, are identified by in country engineering early in the program cycle. This is recommended so that issues or escalations can be directed in a timely manner to the correct people.

- Attend and contribute on bug scrubs when they occur on the project.

•	Bug fix all localization bugs assigned to in country engineering. Update bug status in BLT as country specific bugs are resolved or addressed. Escalate difficult bugs or issues in an appropriate timeframe in order to ensure it does not have an impact on the program schedule. Ensure that beta stopper bugs assigned to in country engineering are addressed in time for their respective beta.

•	Check in updated translations and bug fixes on a regular basis to CVS for inclusion in International client builds.

•	Ensure that translations and bug fixes required for a beta release are checked into CVS in appropriate time for that beta.

•	Work with Dublin localization engineering to resolve any assigned bugs that may require further input or support.

EXHIBIT B
TERMS AND CONDITIONS

I. NO RIGHTS IN AOL PROPERTY AND TRADEMARKS

Agreement Grants No Ownership or License. Nothing in this Agreement shall convey to AOLA any right, license, title, interest in and to the Work (as defined below), the AOL Look and Feel, or any other AOL property, property interest, license or right. For purposes of this Agreement, “AOL Look and Feel” means the elements of graphics, design, organization, presentation, layout, user interface, navigation, trade dress and stylistic convention (including the digital implementations thereof) which are generally associated with interactive sites within the AOL Network, or any other AOL interactive site or service.

Agreement Grants No Right to Post Content. Unless specifically directed to do so by AOL pursuant to Schedule No. 1 or another Schedule, AOLA shall have no right under this Agreement to post or display content or other materials in any area of the AOL Network.

Agreement Grants No Right to Use Trademarks. Nothing in this Agreement grants AOLA any right to use any AOL trade name, trademark or service mark without the express written consent of AOL.

II. CONFIDENTIALITY; PROPRIETARY RIGHTS; SECURITY TRADING

Confidentiality. “Confidential Information” means this Agreement, and any and all software (whether in object code or source code), Documentation, data, drawings, benchmark tests, specifications, trade secrets, logins, passwords and other access codes, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not); schematics and other technical, business, financial and product development plans, forecasts, strategies and information; and any other information disclosed by one Party to the other which is conspicuously marked “confidential” or “proprietary” if in tangible form, or if orally disclosed is (i) identified as such at the time of disclosure or (ii) information that, when taking into consideration the circumstances surrounding disclosure of the same, a reasonable person would determine to be of a confidential or proprietary nature. Each Party recognizes and acknowledges that the other’s Confidential Information (and the confidential nature thereof) is critical to the business of the discloser and that the discloser would not enter into this Agreement without assurance that its Confidential Information and the value thereof shall be protected as provided in this Agreement.

Each Party acknowledges that the Confidential Information constitutes valuable trade secrets and each Party agrees that it shall use the Confidential Information of the other Party solely in accordance with the provisions of this Agreement and it will not disclose, or permit to be disclosed, the same directly or indirectly, to any third party without the other Party’s prior written consent.

Notwithstanding any provision of this Agreement, either Party may disclose this Agreement, in whole or in part (i) to its employees, officers, directors, attorneys, auditors, financial advisors and/or subcontractors who have a need to know and are legally bound to keep such information confidential by confidentiality obligations consistent with those of this Agreement, and (ii) as reasonably deemed by a Party to be required by securities law. Each Party shall be responsible for ensuring that all contractors who have access to the other Party’s Confidential Information become bound to and comply with all of the restrictions applicable to such Party under this Agreement. Each Party agrees to exercise due care in protecting the Confidential Information from unauthorized use and disclosure.

However, neither Party bears any responsibility for safeguarding any information that (i) is in the public domain through no fault of its own, (ii) was properly known to it, without restriction, prior to disclosure by the disclosing Party, (iii) was properly disclosed to it, without restriction, by another person with the legal authority to do so, (iv) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information or (v) is required to be disclosed by law, regulation or pursuant to a judicial or legislative order or proceeding; provided that, to the extent permitted by and practical under the circumstances, receiving Party provides to disclosing Party prior notice (at least five (5) days if possible) of the intended disclosure and an opportunity to respond or object to the disclosure or if prior notice is not permitted or practical under the circumstances, prompt notice of such disclosure.

In the event of actual or threatened breach of the provisions of this section, the non-breaching Party will be entitled to seek immediate injunctive and other equitable relief, without waiving any other rights or remedies available to it. Each Party shall promptly notify the other in writing if it becomes aware of any violations of the confidentiality obligations set forth in this Agreement.

Without limiting the generality of the foregoing, AOLA shall not collect AOL Member screennames from public or private areas of the AOL Network and shall comply with AOL’s bulk e-mail and privacy policies.

Proprietary Rights. All work, Services, Deliverables, and materials performed or created under the Agreement (collectively, “Work”), including, but not limited to, (i) names, characters, protectable organizational structures, “look and feel”, other “brand” components, and (ii) all materials, writings, products, Deliverables developed or prepared for AOL by AOLA under the Agreement (whether or not completed) or provided or delivered to AOL by AOLA, its Assistants or their agents to AOL pursuant to this Agreement (collectively, “Materials”) are the property of AOL and all title and interest therein shall vest in AOL and shall be deemed to be a work made for hire and made in the course of Services rendered hereunder.

To the extent that title to any Works may not, by operation of law, vest in AOL or such Works may not be considered works made for hire, AOLA hereby irrevocably assigns to AOL all right, title and interest in and to any Work, including but not limited to any and all Materials and Inventions. All Works, including but not limited to Materials and Inventions, shall belong exclusively to AOL, and AOL shall have the right to obtain and to hold in its own name, copyrights, registrations, patents, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. AOLA agrees to give AOL and any person designated by AOL such reasonable assistance, at AOL’s request and expense, as is required to perfect, secure and protect AOL’s intellectual property and other rights set forth in this Section, including but not limited to executing all documents necessary to perfect, secure and protect such rights.

Unless otherwise requested by AOL, upon the completion of the Services or upon the earlier termination of the Agreement, AOLA shall immediately turn over to AOL all Work, including without limitation, any and all Materials and Inventions, developed pursuant to the Agreement.

Notwithstanding the foregoing, all right, title and interest in and to the following materials, works, inventions and properties, including any and all copyrights, patents, and other intellectual property and proprietary rights therein, shall reside in and/or remain in AOLA: (a) any intellectual property that AOLA developed or acquired prior to the commencement of the Services; (b) any intellectual property that AOLA develops or acquires independent of the provision of the Services to AOL, (c) the Licensed Software; or (d) subject to AOL’s ownership rights in the Materials and the Work, any and all new or improved ideas, designs, concepts, works, materials or other inventions (even if made or developed by AOLA during the course of rendering the Services or developing or preparing the Materials) which are improvements or derivative works of or incorporate AOLA’s intellectual property described in sections (a), (b) and (c) of this paragraph (collectively, the “Pre-Existing IP”).

Except as may be specifically set forth in any other agreement between the Parties (including, without limitation, the License Agreement), AOLA hereby grants to AOL a perpetual, fully-paid, non-exclusive and worldwide license to use (including, without limitation, the right to reproduce, prepare derivative works, adapt, distribute, perform, display and sublicense) and to make, have made, import, offer for sale, sell or have sold), by any manner and means now known or hereafter devised, any Pre-Existing IP that is incorporated in the Deliverables for the purpose of allowing AOL to make use of the Deliverables. AOL may exercise these rights through independent contractors and others performing services on its behalf.

Statements to Third Parties/Publicity. AOLA agrees that it will not, without prior written consent of AOL, use in advertising, publicity, or otherwise the name or any trademark or brand name of AOL in connection with this Agreement, or refer to the existence of this Agreement in press releases, advertising, or materials distributed to prospective customers. In the event that AOLA wishes to use AOL’s name or any mark or brand name of AOL in any type of advertising, publicity, or otherwise in connection with this Agreement, it shall submit such request in writing to AOL. If AOL does not respond within five (5) business days, AOLA shall have the right to escalate the issue to the Executive Vice President of Product Marketing. For the avoidance of doubt, this paragraph shall not affect in any way any rights granted to AOLA in any other agreement in connection with AOL’s trademarks or trade names.

III. REPRESENTATIONS AND WARRANTIES

Representations and Warranties. AOLA represents and warrants that: (1) in connection with all Services provided under this Agreement other than Services provided by the Dedicated Resources under Schedule No. 1: (a) AOLA is or will promptly and prior to the Effective Date become familiar with AOL’s current or then-current Terms of Service Agreement and Privacy Policy; (b) AOLA has or shall have the proper skill, training, and background so as to be able to perform in a competent and professional manner and that all work will be performed in accordance with applicable standards; (c) AOL shall receive free, good and clear title to all Work which may be developed by AOLA under this Agreement or which is provided or delivered to AOL by AOLA or AOLA’s Assistants, agents or representatives pursuant to this Agreement; including without limitation the Materials, which title shall be free and clear of any and all liens, encumbrances, claims or litigation, whether pending or threatened, (d) no Work, Deliverable or other materials delivered by AOLA to AOL hereunder, including without limitation the Materials, shall infringe on or violate (i) any copyright, trademark, patent, any music performance or other music related right, (ii) any other proprietary or other right of any third party, including but not limited to any third party right to privacy, (iii) any applicable law or regulation, or (iv) AOL’s Terms of Service or any AOL service guidelines or standards made available to AOLA by AOL, specifically including AOL’s Privacy Policy as it may be modified from time to time, and (e) no Work, Deliverable or other materials delivered by AOLA to AOL hereunder, including without limitation the Materials, shall contain any scandalous, libelous or unlawful matter or material; and (2) in connection with the Work performed and Deliverables provided by the Dedicated Resources, as between AOLA and AOL, and to the best of AOLA’s knowledge, AOL shall receive free, good and clear title to all Work and Deliverables which may be developed by the Dedicated Resources under Schedule No. 1 of this Agreement or which is provided or delivered to AOL by the Dedicated Resources pursuant to Schedule No. 1 of this Agreement; including without limitation the Materials, which title shall be free and clear of any and all liens, encumbrances, claims or litigation, whether pending or threatened; provided that this subsection (2) shall not create any duty of inquiry on the part of AOLA regarding the title to such Work, Deliverables, and/or Materials provided by the Dedicated Resources; and further provided that to the extent that AOLA has actual knowledge of any third party claim(s) or interest in any such Work, Deliverables, and/or Materials, AOLA shall notify AOL promptly in writing of such third party claim(s) or interest.

AOL represents and warrants to AOLA that as of the Effective Date and during the Term, AOL owns or controls and shall own or control the rights in and to the AOL Products necessary to effectuate the grant of rights with respect to the Localization Engineering and Localization Services under this Agreement.

Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant the licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) SUCH PARTY ACKNOWLEDGES THAT THE OTHER PARTY MAKES NO REPRESENTATIONS, WARRANTIES OR AGREEMENTS, EXPRESS OR IMPLIED, RELATED TO THE SUBJECT MATTER HEREOF WHICH ARE NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.

IV. INDEMNITY

Indemnity. AOLA shall defend, indemnify and hold harmless AOL, its officers, directors, agents, affiliates, distributors, franchisees and employees from any and all loss and third party claims, demands, liabilities, costs or expenses, including without limitation reasonable outside and in-house attorneys’ fees and expenses (“Liabilities”) resulting from (1) and in connection with all Services provided under this Agreement other than Services provided by the Dedicated Resources under Schedule No. 1: (a) actual or alleged infringement of any patent, copyright, or other property right (including, but not limited to, misappropriation of trade secrets) based on any software, program, service and or other materials furnished to AOL by AOLA pursuant to the terms of this Agreement, including without limitation, the Work, Services, Materials or Inventions, or the use thereof by AOL, (b) the payment of compensation or salary asserted by an employee or Assistant of AOLA, (c) any governmental determination that AOLA is not an independent contractor or litigation determining a change of AOLA’s independent contractor status, including liability for taxes and other penalties assessed upon AOL because of AOLA’s change or lack of independent contractor status, and (d) AOLA’s material breach of any obligation, duty, representation or warranty contained in this Agreement; and (e) the fault or negligence of AOLA and/or its Assistants; and (2) in connection with the Work performed and Deliverables provided by the Dedicated Resources, the willful misconduct or gross negligence of AOLA and/or the Dedicated Resources (other than as directed by an AOL employee).

AOL reserves the right to assume the exclusive defense and control of any matter otherwise subject to indemnification by AOLA hereunder. AOLA agrees, should AOL’s use of any service, program, and/or other material furnished to AOL by AOLA be enjoined by any court, to promptly obtain — at no expense to AOL — the right to continue to use the items so enjoined or, at no expense to AOL, provide AOL promptly with substitute items that are functionally equivalent to the enjoined products. If AOLA can not secure AOL’s right to continue using such items or substitute such items as provided herein, AOLA agrees to refund all sums earned under this Agreement relating to the provision of such specific items. The provisions of this subparagraph shall not apply to any Deliverables or Work created by the Dedicated Resources unless AOLA is otherwise required to provide AOL with indemnification for such Deliverables and/or Work as set forth in this Section IV.

AOL shall, at its expense, defend any action, suit or proceeding brought (other than by a shareholder of AOLA or any AOLA affiliate) against AOLA or any AOLA affiliate, to the extent it results from breach of a covenant or a representation or warranty by AOL under Section III of this Exhibit B and AOL shall indemnify and hold AOLA and any AOLA affiliate harmless from and against all Liabilities directly relating to or resulting from any such action, suit or proceeding, provided, however, that AOL shall not settle any claim without AOLA’s prior written approval, not to be unreasonably withheld, delayed or conditioned.

V. RELATIONSHIP WITH AOL MEMBERS

1. Solicitation of Subscribers. During the term of this Agreement and for a two (2) year period thereafter, AOLA shall not use the AOL Network (including, without limitation, the email network contained therein) to solicit AOL Members on behalf of another Interactive Service. More generally, AOLA will not send unsolicited, commercial email (i.e., “spam”) or other online communications through or into AOL’s products or services, absent a Prior Business Relationship. For purposes of this Agreement, a “Prior Business Relationship” will mean that the AOL Member to whom commercial email or other online communication is being sent has voluntarily either (a) engaged in a transaction with AOLA or (b) provided information to AOLA through a contest, registration or other communication, which included clear notice to the AOL Member that the information provided could result in commercial email or other online communications being sent to that AOL Member by AOLA or its agents. Any commercial email or other online communications to AOL Members which are otherwise permitted hereunder (i) will include a prominent and easy means to “opt out” of receiving any future commercial communications from AOLA and (ii) shall also be subject to AOL’s then-standard restrictions on distribution of bulk email (e.g., related to the time and manner in which such email can be distributed through or into the AOL product or service in question).

2. Collection of Member Information. AOLA shall ensure that its collection, use and disclosure of information obtained from AOL Members under this Agreement (“Member Information”) complies with (a) all applicable laws and regulations and (b) AOL’s standard privacy policies, available on the AOL Service at the keyword term “Privacy.” Except to the extent required by law, rule, regulation or government or court order, AOLA will not disclose Member Information collected hereunder to any third party in a manner that identifies AOL Members as end users of an AOL product or service or use Member Information collected under this Agreement to market another Interactive Service.

3. Email Newsletters. Any email newsletters sent to AOL Members by AOLA or its agents shall (a) be subject to AOL’s policies on use of the email functionality, including but not limited to AOL’s policy on unsolicited bulk email; (b) be sent only to AOL Members requesting to receive such newsletters; (c) not contain content which violates AOL’s terms of service; and (d) not contain any advertisements, marketing or promotion for any other Interactive Service.

4. As used in this Agreement, “AOL Member” shall mean any user of the AOL Network, including authorized users (including any sub-accounts under an authorized master account) of the AOL Service.

VI. GENERAL

Force Majeure. If and to the extent a party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such party (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such party continues to use its best efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.

Notice. ANY NOTICE REQUIRED OR PERMITTED UNDER THE TERMS OF THIS AGREEMENT OR REQUIRED BY LAW MUST BE IN WRITING AND MUST BE (A) DELIVERED IN PERSON, (B) SENT BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, (C) SENT BY OVERNIGHT AIR COURIER, OR (D) BY FACSIMILE, IN EACH CASE FORWARDED TO THE APPROPRIATE ADDRESS SET FORTH BELOW. EITHER PARTY MAY CHANGE ITS ADDRESS FOR NOTICE BY WRITTEN NOTICE TO THE OTHER PARTY. NOTICES WILL BE CONSIDERED TO HAVE BEEN GIVEN AT THE TIME OF ACTUAL DELIVERY IN PERSON, THREE (3) BUSINESS DAYS AFTER POSTING, OR ONE DAY AFTER (I) DELIVERY TO AN OVERNIGHT AIR COURIER SERVICE OR (II) THE MOMENT OF TRANSMISSION BY FACSIMILE.

In the case of AOL:
General Counsel
America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166
Fax: 703-265-3992

and to

Vice President, AOL Latino
America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166
Fax: 650-937-5409

In the case of AOLA:
America Online Latin America, Inc.
6600 N. Andrews Ave., Suite 400
Ft. Lauderdale, FL 33309
Attn: General Counsel
Fax: 954-233-1805

No Waiver. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed to be deemed a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action.

Entire Agreement. This Agreement (including the Exhibits and Schedules) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supercedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter, including but not limited to, that certain Letter Agreement dated June 2, 2004, between AOL and AOLA, as amended. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by both parties.

Amendment. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

Further Assurances. AOLA shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by AOL for the implementation or continuing performance of this Agreement.

Assignment. AOLA shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL. Assumption of the Agreement by any successor to AOLA (including, without limitation, by way of merger, consolidation or sale of all or substantially all of AOLA’s stock or assets) shall be subject to AOL’s prior written approval. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

Severability. If any term, condition or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

Choice of Law; Arbitration. This Agreement will be interpreted and construed pursuant to the laws of the State of New York and the United States without regard to conflict of laws provisions thereof, and without regard to the United Nations Convention on the International Sale of Goods.

The Parties shall act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement (each a “Dispute”) between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby. If the Parties cannot resolve the Dispute within such timeframe, the Dispute shall be submitted to the Management Committee for resolution. For ten (10) days after the Dispute was submitted to the Management Committee, the Management Committee shall have the exclusive right to resolve such Dispute; provided further that the Management Committee shall have the final and exclusive right to resolve Disputes arising from any provision of this Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms. If the Management Committee is unable to amicably resolve the Dispute during the ten (10) day period, then the Management Committee will consider in good faith the possibility of retaining a third party mediator to facilitate resolution of the Dispute. In the event the Management Committee elects not to retain a mediator, the Dispute will be subject to the resolution mechanisms described below. “Management Committee” shall mean a committee made up of a senior executive from each of the Parties for the purpose of resolving Disputes under this Section and generally overseeing the relationship between the Parties contemplated by this Agreement. Neither Party shall seek, nor shall be entitled to seek, binding outside resolution of the Dispute unless and until the Parties have been unable to amicably resolve the dispute as set forth in this paragraph (a) and then, only in compliance with the procedures set forth in this Section.

Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and confirmation of the arbitrator(s) (in which case such proceeding must be brought solely and exclusively in the United States District Court for the Southern District of New York or in the state courts of New York) all Disputes which may arise between the parties, out of, in relation to, or in connection with this Agreement, or the breach thereof, shall be finally settled by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date the dispute arises. Any such arbitration shall be under the rules and administration of the American Arbitration Association’s New York, New York office, and all hearings shall be held in New York, New York. The arbitrator(s) shall enforce the express terms of this Agreement, shall follow the applicable law where the Agreement is silent on a matter in dispute, and shall have no authority to award punitive damages nor any damages expressly excluded by the terms of this Agreement. All proceedings in any arbitration shall be conducted in the English language. The arbitrator’s award may be enforced in any court of competent jurisdiction.

Export Controls. Both Parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

Limitations. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH ABOVE AND ANY VIOLATION OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGE OF ANY KIND OR NATURE, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT (INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT), TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF ANY OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE. EXCEPT AS PROVIDED ABOVE IN THE “INDEMNITY” SECTION, (I) LIABILITY ARISING UNDER THIS AGREEMENT WILL BE LIMITED TO DIRECT, OBJECTIVELY MEASURABLE DAMAGES, AND (II) THE MAXIMUM LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR ANY CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNTS PAYABLE HEREUNDER IN THE YEAR IN WHICH THE EVENT GIVING RISE TO SUCH LIABILITY OCCURRED; PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY UNDER THE PROVISIONS OF THIS AGREEMENT.

Headings. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

Surviving Sections. Each Section of this Agreement and the Schedules thereto which, by its nature and to effectuate the purposes of this Agreement, should survive any termination or expiration hereof, shall survive such termination or expiration.

Authority. Each of the individuals signing this Agreement on behalf of his/her respective company represents and warrants that he/she is authorized to do so, and that such company shall be bound thereby.

EXHIBIT C
CONTENT LICENSE

1. Notice: Upon being notified of a Party’s (the “Requesting Party”) interest in Spanish-language content provided by third parties or on third-party sites linked to by the other Party (the “Licensing Party”), and subject to confidentiality provisions, the Licensing Party shall inform the Requesting Party whether the applicable license agreement allows (a) the Licensing Party to sublicense such content to the Requesting Party and (b) the Requesting Party to use and distribute such content in the United States, in the case of AOLA’s agreements, and in the AOLA Territory, in the case of AOL’s agreements.

2. License. For any Content identified pursuant to Section 3 of this Exhibit C (the “Identified Content”), the Licensing Party hereby grants to the Requesting Party, and solely to the extent available to the Licensing Party, the right to use, reproduce, market, store, distribute, have distributed, publicly and privately display, communicate, publicly and privately perform, transmit, have transmitted, create derivative works based upon, and promote the Identified Content through the AOL Latino Service, in the case of AOL, or in the AOLA Territory through the AOLA Network, in the case of AOLA. The Licensing Party shall specify at the time of its identification of Identified Content any restrictions on the above license rights applicable to the Identified Content.

3. Identification of Applicable Content: To the extent allowed by the applicable license agreements, and as the Licensing Party shall inform the Requesting Party as set forth in Section 1 of this Exhibit C,

(a)	For cashless deals and web pointing agreements: Each Party shall allow the other to link to an equal number (the “Quota”) of its respective Spanish-language Content providers for which the Licensing Party has the rights to allow such linking or other use of the Content. Each Party shall make available to the other Party one Content provider in order to be able to link to each additional desired Content provider. The Parties acknowledge that there may be a timing difference related to either Party’s ability to “true-up” the Quota, and therefore, the Parties will discuss in good faith and reasonably treat any such imbalance. Exhibit C-1 sets forth a list of the applicable cashless deals and web pointing agreements for each Party as of the Effective Date.

(b)	For deals where either Party pays license Spanish-language Content:

(i)	Existing Deals: AOLA shall make Spanish-language Content licensed by AOLA available to AOL for use in the Latino Products to the extent AOLA has the rights to do so, and AOL shall make all Spanish-language Content licensed by AOL for use in the Latino Products available to AOLA for use on the AOLA clients. Such Content shall be made available based on an equal sharing of the costs for such Content for the remainder of the term of such license agreement if costs within the applicable agreement are not allocated by distribution area (i.e., specifically allocated such that the Licensing Party is able to determine from the face of the applicable agreement the costs for licensing the requested Content in the U.S. or AOLA Territory, as applicable). However, if such costs are allocated by distribution area, the Requesting Party shall bear the costs related to distribution in its region, subject to its prior written approval. Exhibit C-2 sets forth each party’s list of existing deals and information relating to the cost of usage of such Content.

(ii)	Renegotiated Deals: If the Licensing Party does not currently have the rights to license Spanish-language Content under an existing deal that the Requesting Party has requested, the Licensing Party shall use commercially reasonable efforts to seek such rights for the Requesting Party when and if the Licensing Party renegotiates the applicable agreement; provided that in no case shall this Section 3(b)(ii) impose an obligation on either Party to renew or renegotiate an agreement solely in order to obtain Content for the Requesting Party. If the Licensing Party can grant license rights to the Requesting Party but only subject to increases in the fees for the Content, then the Requesting Party shall be obligated to pay such increase, subject to their prior written approval of such increase.

(iii)	New Deals: Each party (the “Negotiating Party”) shall notify the other Party (the “Non Negotiating Party”) about any contemplated Spanish-language Content agreement so that the Non Negotiating Party can decide whether it wants to acquire a license to such Content. If the Negotiating Party can grant license rights to the Non Negotiating Party but only subject to increases in the fees for the Content, then the Non Negotiating Party shall be obligated to pay such increase, subject to its prior written approval of such increase.

(iv)	This Section 3 does not create any obligation for either Party to obtain Content rights for the other at any time.

(v)	Notwithstanding anything contained herein to the contrary, if a Licensing Party incurs incremental costs related to providing any Identified Content (as defined above), the Requesting Party shall bear all such incremental costs, subject to its prior written approval. In the event the Requesting Party does not approve such incremental costs, the Licensing Party shall have no further obligation to acquire or provide such Identified Content.

(c)	For Content provided by AOLA pursuant to any Schedule of this Agreement: Notwithstanding anything contained herein to the contrary, AOL will provide Content provided by AOLA pursuant to Schedule No. 1 of this Agreement to AOLA at no cost to AOLA for use by AOLA on the AOLA Network, unless such distribution is prohibited by law or restricted by contract.

(d)	For all other Content: A Licensing Party may license any other Content to the Requesting Party, in the Licensing Party’s sole discretion, and subject to the Licensing Party’s rights to sublicense or otherwise distribute such Content.

(e)	For Sections 3(a)-(d) above, AOL shall only be obligated to sublicense or distribute, as the case may be, Spanish-language Content that is used in the Latino Products.

3. Asset Tracking: As soon as AOLA has launched a content management system, AOLA will be responsible for accurately tracking the use of all AOL-provided assets within the AOLA Territory. As soon as AOL has launched a content management system, AOL will be responsible for accurately tracking the use of all AOLA-provided assets within the AOL Latino Service.

SCHEDULE NO. 1

DATED SEPTEMBER 2, 2004
TO
LOCALIZATION SERVICES, LICENSING AND CONTENT PROGRAMMING AGREEMENT
BETWEEN
AMERICA ONLINE, INC. AND AMERICA ONLINE LATIN AMERICA, INC. (“AOLA”)

DATED AS OF SEPTEMBER 2, 2004 (THE “AGREEMENT”)

I. Detailed Description of Services

AOLA shall provide the following services (the “Content Programming Services”) to AOL in connection with the AOL Latino Service by providing AOL with Dedicated Resources as set forth in Section II below:

A. Programming Services:

1. Create text for daily features and editorial content;

2.	Review partner sites to maintain and update all channels of the AOL Latino Service in accordance with applicable rights and licenses;

3.	Generate ideas and define content assets (e.g., graphics, photos, text, etc.) to create new Content;

4.	Work with AOL’s AOL Latino and other appropriate personnel to acquire all necessary third-party assets, including photos, for publishing; and

5.	Publish Content, including the required “magic numbers” and “plus groups,” to the AOL Latino Service, using AOL’s then-current publishing system.

B. Design Services:

1.	Refresh the AOL Latino Service channel and content designs and produce designs for new channels and Content areas;

2. Provide support for product programming design needs; and
3. Produce mocks and other material required by the AOL Latino team.

II. Dedicated Resources

A. AOLA shall make available to AOL the following full time positions (each, a “Dedicated Resource”) devoted and 100% dedicated to the Content Programming Services during the term of this Statement of Work. The Parties acknowledge and agree that the Work set forth in this document that will be required to provide the Content Programming Services shall require the following Dedicated Resources during the term of this Statement of Work.

1. Two (2) programmers to support Entretenimiento;

2. One (1) programmer to support Deportes;

3. One (1) programmer to support Estilo de Vida;

4. One (1) designer; and

5. One (1) programmer to support Noticias.

AOLA will screen, interview and assign Dedicated Resources, and will comply with any other assignment criteria mutually agreed to by the Parties necessary to perform the Content Programming Services.

AOLA will manage all employment aspects of the Dedicated Resources assigned to AOL, to include hiring, employment-based counseling, terminations, salary review, performance evaluations, work schedules, orientation and placement. AOLA shall be solely responsible for the payment of wages and incentives to the Dedicated Resources for work performed on the Services hereunder, and will be solely responsible for applicable employment taxes.

B. Assignment. If AOLA does not retain the Dedicated Resources as set forth in Section II.A. above by the Hire Date, then the fees payable under this Schedule No. 1 shall be reduced on a pro rata basis for each person and each week during which there are any Dedicated Resources not retained.

C. Flexibility of Dedicated Resources: Upon sixty (60) days’ prior written notice, AOL may reasonably require that AOLA reallocate the programmers included in the Dedicated Resources to different channels within the AOL Latino Service or substitute one or more Dedicated Resources with different skill sets. To the extent that AOLA incurs any direct out-of-pocket costs for such substitution (e.g., severance and hiring costs) or reallocation (e.g., training costs) of Dedicated Resources, AOLA shall notify AOL of such costs in writing, and shall provide appropriate documentation; if AOL agrees to pay such costs, AOLA shall substitute or reallocate the Dedicated Resources as reasonably required by AOL.

D. Replacement of Dedicated Resources: If three (3) times in any thirty (30) day period, a Dedicated Resource delivers Work that either (1) does not materially meet AOL’s standards and requirements, as provided by AOL from time to time (the “Standards”) and is not cured as directed by AOL or (2) does not meet the delivery schedule for such work product (each such event, an “Occurrence”), AOL shall notify AOLA in writing of the third such Occurrence, and the parties will have a discussion within one week of the notice to try to resolve any problems. If over the next 30 days, there is another Occurrence, AOL shall have the right to have AOLA replace such Dedicated Resource within thirty days by delivering notice thereof to AOLA (a “Dedicated Resource Replacement Notice”). If AOLA is unable to find a qualified replacement for any terminated Dedicated Resource within 30 days of receipt of a Dedicated Resource Replacement Notice, AOLA shall provide a temporary Dedicated Resource that is fully dedicated to the Latino project until a permanent Dedicated Resource is retained. If such temporary Dedicated Resource is not fully dedicated or does not meet the Standards or delivery schedule over any two week period, the Service Fee shall be reduced pro rata (retroactive to the start date of such temporary Dedicated Resource) for each week such Dedicated Resource is not replaced. AOLA shall bear the costs related to replacing any such Dedicated Resource, including, but not limited to severance costs and hiring costs.

III. Payments

A.	Fee. AOL shall pay to AOLA an annual fee of four hundred thousand dollars ($400,000) for providing the Dedicated Resources’ Content Programming Services under this Schedule (the “Content Programming Fee”).

B.	Expenses. AOL shall reimburse AOLA for expenses relating to travel (including transportation, hotel and meals) by AOLA employees (including Dedicated Resources), such travel to be requested and approved in advance by AOL. All such travel shall be limited to ten (10) days in the aggregate per calendar quarter, unless otherwise agreed in writing by AOLA. AOLA will submit any expenses to be invoiced, together with the applicable documentation, to the AOL Project Manager for approval prior to actual invoicing. AOLA shall invoice AOL on a monthly basis for expenses incurred as a result of performing Services in accordance with this Schedule No 1. Such expenses shall be limited to reasonable out-of-pocket expenses necessarily and actually incurred by AOLA in the performance of its services hereunder, provided that (i) the expenses have been detailed on a form acceptable to AOL and submitted to the appropriate AOL Project Manager for review and approval; and (ii) if requested by AOL, AOLA submits supporting documentation in addition to the approved expense form. Any travel expenses shall comply with AOL’s travel policy, a copy of which has been provided to AOLA, and AOL may, at AOL’s sole discretion, require AOLA to make travel arrangements through an AOL-approved travel agency.

C.	Payment Schedule. AOL shall pay the Content Programming Fee in equal monthly installments of $33,333.33, payable within thirty (30) days after AOL’s receipt of AOLA’s monthly invoice. Any expenses invoiced in accordance with Section IV.B. above, except for any amounts disputed by AOL, shall be payable by AOL within thirty (30) days of AOL’s receipt of each invoice, accompanied by an Acceptance Certificate executed by the AOL Project Manager, if applicable.

IV.Project Managers	AOLA Project Manager:Name: Alejandro Gómez

Phone: (52 55) 5284.6820
Fax: (52 55) 5284.6894
AOL Project Manager:	Name: Itay Eshet

Fax: 703-265-6104

V. Other Terms.

A.	Accounts. AOLA shall be given eight (8) Business ID 1 account(s) for the America Online® brand service for the exclusive purpose of enabling it and its agents to perform AOLA’s duties under this Agreement. The account(s) shall be of the type determined by AOL to be necessary for AOLA to perform its duties hereunder. AOLA shall be responsible for any premium charges, transaction charges, communication surcharges or other charges incurred by any such account(s), other than AOL’s standard monthly subscription charge, unless any such premium or additional charges or fees are incurred for the purpose of accessing those AOL services necessary to enable AOLA to perform the Services. AOLA shall be responsible for the actions taken under or through its account(s), which actions shall be subject to AOL’s then-applicable Terms of Service. Upon termination of this Agreement, the account(s), and any associated usage credits and related screen names or similar rights, shall automatically terminate. AOL shall have no liability for loss of data or content related to termination of any account.

B.	Puerto Rico Keywords. If either Party creates a new Spanish-language Keyword that will apply to Business ID 1 (i.e., the U.S. and Puerto Rico), such Party shall, prior to the creation and deployment of such Keyword, provide the other Party with five (5) business days’ prior notice to allow the other Party to determine where it would like the Keyword to point.

This Statement of Work is hereby accepted by both parties:

AMERICA ONLINE, INC.	AMERICA ONLINE LATIN AMERICA, INC.

By: /s/ David Wellisch	By: /s/ Travis Good

Print Name: David Wellisch	Print Name: Travis Good

Title: Vice President, GM—AOL Latino	Title: Vice President—Technology and Operations